Exhibit 99.1

FOR IMMEDIATE RELEASE

GROUP 1 AUTOMOTIVE ANNOUNCES REGIONAL CONSOLIDATION

HULT PROMOTED TO CORPORATE MARKETING POSITION

KENNINGHAM APPOINTED REGIONAL VICE PRESIDENT

HOUSTON, June 20, 2011 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced that effective July 1, it is consolidating its regional structure in the United States from three into two regions. In conjunction with this consolidation, Group 1 announced several personnel changes within its regional and corporate operations.

Group 1 is consolidating its former Western Region of 11 dealerships into the current Central Region and will rename the combined operation the West Region. Frank Grese Jr., Group 1’s Regional Vice President, who has overseen the Central Region since 2006, will manage the newly formed West Region that will have a total of 58 dealerships with 79 franchises operating in California, Kansas, Oklahoma and Texas. The former West Region had been managed by Martin E. Collins who previously resigned his position as Group 1’s Western Region Vice President to assume an executive position with Ford Motor Company.

Group 1 also announced that Chris Hayden will join the company as Market Director, California reporting to Grese. Since 2000, Hayden, age 51, held the position of Chief Executive Officer, Ford Retail within the Ford of Europe organization. In that position he was responsible for the operation of Ford’s 60-plus company-owned dealerships in the United Kingdom. Previously, Hayden operated Ford dealerships in the Netherlands, Belgium, France and Austria, and served as the Lead Director of Dutton Forshaw Motor Group for 10 years overseeing its Volkswagen, Audi, Ford and Peugeot dealerships operating in the greater-London market area.

In addition, Group 1 announced the appointment of David W. Hult to the newly created position of Vice President, Marketing. Hult, age 45, previously served as Group 1’s Regional Vice President of the Eastern Region since 2006 after working in various positions within the Ira Motor Group since 1991. He will transition to the corporate office in Houston after July 1 and will continue to report to Earl J. Hesterberg, Group 1’s President and Chief Executive Officer. Hult will have the responsibility of further developing the company’s marketing strategy while implementing several corporate strategic initiatives relating to the marketing of new and used retail vehicles, as well as parts and service.

Effective July 1, Daryl Kenningham will replace Hult as Group 1’s Regional Vice President of the East Region, reporting to Hesterberg. Kenningham, age 47, held a variety of sales, marketing, finance and automotive-logistics positions with Gulf States Toyota, a private distributor for Toyota vehicles in the south central United States. He also held a variety of sales, marketing and vehicle distribution positions in the United States and Japan with Nissan Motor Corporation where he began his career in 1988. He most recently served as the Chief Operating Officer of Ascent Automotive, a retail automotive operation headquartered in Houston. Kenningham will oversee Group 1’s 42 dealerships with 47 franchises operating in Alabama, Florida, Georgia, Louisiana, Massachusetts, Maryland, Mississippi, New Hampshire, New Jersey, New York and South Carolina.

“The consolidation of our three regions into two further strengthens and streamlines Group 1’s operations,” said Hesterberg. “In addition, the creation of the corporate marketing position will allow us to enhance our marketing effectiveness and efficiency.

“We are pleased to welcome Chris Hayden and Daryl Kenningham to Group 1’s management team. Their respective expertise will strengthen our company which has proven automotive leaders with a wide range of brand and geographic experience.”

About Group 1 Automotive, Inc.
Group 1 owns and operates 105 automotive dealerships, 136 franchises, and 28 collision service centers in the United States and the United Kingdom that offer 30 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past, events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “may” or “will” and similar expressions. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Kim Paper Canning
Manager, Investor Relations
Group 1 Automotive Inc.
713-647-5741 | kpaper@group1auto.com

Media contacts:
Pete DeLongchamps
V.P. Manufacturer Relations and
Public Affairs
Group 1 Automotive Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com